                            SHARE PURCHASE AGREEMENT

                  THIS AGREEMENT made this 31st  day of October, 2000,

B E T W E E N:

                        MICHAEL REID and BERNADETTE REID
                        (hereinafter jointly called the "Vendor"),

                                                                         - and -

                        THINKPATH.COM INC.,
                        a company incorporated under the laws
                        of the Province of Ontario
                        (hereinafter called the "Purchaser").


INTENT OF THE AGREEMENT

         WHEREAS the Vendor is the registered owner of all of the issued and outstanding common shares (called the "Purchased Shares") or represents the beneficial owner(s) of the Purchased Shares of TidalBeach Inc., a company incorporated under the provisions of the Ontario Business Corporations Act, hereinafter referred to as the "Corporation" which carries on business as TidalBeach Inc., located at 549-55 City Centre Drive, Mississauga, Ontario, L5B 1M3 (hereinafter called "the Location").

         WHEREAS the Purchaser has agreed to purchase and the Vendor has agreed to sell, the Purchased Shares on the terms and conditions hereinafter set out;


         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants of the parties hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged;


         THE PARTIES HEREBY COVENANT, PROMISE AND AGREE AS FOLLOWS:

1.00. Defined Terms In this agreement except as otherwise expressly provided, the following words or expressions have the meanings assigned:

         (a) "Agreement" means this agreement and any agreement supplemental thereto and any amendment thereof.

         (b) "Clients" means individuals, organizations and companies that have acquired Products through the Corporation within a period of three years prior to the Effective Date.

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         (c)  "Closing" means the completion of the purchase and sale of the shares pursuant to this Agreement.

         (d) "Closing Date" means two (2) business days after this Agreement and the documents required to complete the transaction referred to herein have been approved by the Board of Directors of both the Purchaser and the Corporation, provided that if such date does not occur prior to November 15, 2000, the transaction shall be null and void.

         (e) "Effective Date" means July 1, 2000, following which all revenue of the Corporation shall be for the benefit of the Purchaser, and all expenses of the Corporation shall be the responsibility of the Purchaser.

         (f) "Effective Date Financial Statements" means the Financial Statements of the Corporation to be prepared by the Corporation's accountants, in a manner consistent with previous Financial Statements of the Corporation and at the expense of the Vendor, and which shall be completed as quickly as possible but not later than six (6) weeks following the Closing Date.

         (g) "Issued Shares" means the shares of the Purchaser issued pursuant to Section 3.

         (h) "Pre-closing liabilities" means the liabilities of the Corporation as of the Effective Date.

         (i) "Post-closing liabilities" means the liabilities of the Corporation after the Effective Date.

         (j) "Product" means the Web development services and tools, the corporate training services and tools, and all related goods and services provided by the Corporation as at the date of this Agreement.

         (k) "Purchased Business" means the commercial enterprise involving the sale of Products that is carried on by the Corporation.

         (l) "Purchase Price" means the product of the formula set forth according to the provisions of Section 3.

         (m) "Purchased Shares" means the two thousand (2000) issued and outstanding common shares of the Corporation issued and outstanding as of the Closing Date.


2.00. Purchase and Sale The Purchaser agrees to purchase and the Vendor agrees to sell the Purchased Shares for the Purchase Price on the terms and conditions set out herein.

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3.00.    Payment of the Purchase Price The Purchase Price shall be an amount equal to the average price of a common share of the Purchaser as listed on the NASDAQ Exchange during the two (2) week period immediately prior to the Closing Date, multiplied by 250,000, to be paid and satisfied as follows:

         (a) the Purchaser shall issue in the name of each of the Vendors, pro rata to each's percentage holding of common shares of the Corporation, an aggregate of 250,000 common shares of the Purchaser, which Issued Shares shall be registered no later than three (3) months following the Closing Date.

4.00     Schedules The following Schedules shall be an integral part of this
         Agreement:

              "A" (para. 7(g)(i)) Financial Statements to December 31, 1999 "B" (para. 7(g)(ii)) Balance Sheet, etc. to September 30, 2000 "C" (para. 7(j)) Assets
              "D" (para. 7(k)) Bank Accounts
              "E" (para. 7(l)) Claims
              "F" (para. 7(q)) Existing Employment/Independent Contractor
                               Agreements (x2)
              "G" (para. 7(q)) Amended Independent Contractor Agreements (x3) "H" (para. 7(t)) Employees
              "I" (para. 7(u)) Clients
              "J" (para. 8(e)) Release
              "K" (para. 8(i)) Non-Solicitation and Non-Competition
              "L" (para. 8(j)) Indemnity
              "M" (para. 8(l)) Insurance
              "N" (para. 7(p)) Lease (x2)

5.00     Left Intentionally Blank

6.00. Fiscal Year End - The Vendor shall cause the Corporation at his expense forthwith after Closing to have its accountants prepare the Effective Date Financial Statements, and file final tax returns as of the Effective Date with both the federal and provincial taxing authorities on the basis of such Financial Statements. The Purchaser's accountants shall be entitled to review the said Financial Statements before the Statements are finalized. Such statements do not need to be audited.

7.00. Representations and Warranties of the Vendor. The Vendor represents and warrants to the Purchaser as follows:

         (a) Existence, Authorized and Issued Capital - The Corporation is incorporated and existing under the Ontario Business Corporations Act, with authorized capital, consisting of an unlimited number of Common shares and an unlimited number of Preference shares and the issued and outstanding capital shares on Closing shall consist of Two Hundred (200) Common Shares only, and no Preference Shares.

         (b) Power and Authority - The Corporation has the necessary corporate power and authority to own its assets and to carry on business as presently carried on by it and hold all necessary licences, permits and consents as are required to own its assets and carry on its business.

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         (c)  Ownership of Shares - The Vendor is or represents all of the registered and beneficial owners of the Purchased Shares, and has the authority to bind all such owners. The Purchased Shares are owned as follows:

                      Michael Reid    - 1000 common shares
                      Bernadette Reid - 1000 common shares

         (d) Title to the Purchased Shares - The Purchased Shares on Closing will be free and clear of all agreements, claims, liens, security interests and encumbrances.

         (e) No Shares Held - The Corporation holds no shares of other companies, other than

X                 Conexys Corporation Limited 27,299 common shares

X                 Envision Communications Corp. common shares

         (f) No Conflict with Other Agreements - The execution and delivery of this Agreement does not, and the completion of this Agreement will not violate any of the terms and provisions of the by-laws of the Corporation and/or any agreements to which the Corporation or its shareholders are bound.

         (g)  Financial Statements

              (i) The Financial Statements of the Corporation for the fiscal years ended the December 31, 1998 and December 31, 1999, copies of which are attached hereto as Schedule "A" present fairly, in all material respects, the financial position of the Corporation as of those dates and the results of its operations for the periods then ended, prepared in accordance with generally accepted accounting principles applied on a basis consistent with preceding years. Such statements reflects all assets and all liabilities (contingent or otherwise) of the Corporation as at such dates.

              (ii) The Balance Sheet/Income/Expense Statements generated by the Corporation's management for the nine (9) month period ended September 30, 2000, a copy of which is attached hereto as Schedule "B" present fairly, in all material respects, the financial position of the Corporation for the nine (9) month period ended as at that date save and except for such post-period adjustment as may be made in accordance with GAAP, and such statements reflect all assets and liabilities and the results of its operations as of that date, save and except for such post-period adjustment as may be made in accordance with GAAP for the periods ended. Such statements reflects all assets and liabilities (contingent or otherwise) of the Corporation as of those dates.

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              (iii)  No liability of the Corporation has been incurred since the
                     Effect Date except in the ordinary course of business. Specifically, no dividend has been declared or paid and no payment has been made to shareholders other than the salary paid in the normal course of business, since the Effective Date.

         (h) Payment of Tax - The Corporation has filed all Federal and Provincial tax returns required to be filed and has paid all taxes due and payable and provided sufficient funds on deposit with the Corporation as may be needed for the filing of the Corporate tax returns as of the Effective Date, and is aware of no actual or threatened investigation inquiry, claim or challenge to those filings by any such authority.

         (i) Minute Books - The Minute Books of the Corporation are complete and accurately reflect all actions taken by its board of directors and shareholders.

         (j) Title to Equipment and Leases - The Corporation holds all of its assets free and clear of all claims, liens and encumbrances, except as set forth in Schedule "C". All of the assets of the Corporation including its unfettered and unchallenged rights to use the trade style "TidalBeach", the Canadian trade mark "Skillset Training", as well as its current telephone and facsimile numbers and url co-ordinates shall remain in the Corporation after the Effective Date. All listed assets are in good working condition. Assets which are subject to lease are described in Schedule "C" together with the terms thereof.

         (k) Bank Accounts - The Corporation maintains only those bank accounts set out in Schedule "D" hereto.

         (l) Absence of Litigation or Claims - Other than as described in Schedule "E", there is no litigation, proceedings or government investigation pending against the Corporation. The Vendor has no knowledge of any basis for potential litigation which, if commenced, would affect the Corporation materially. There is no outstanding judgment or injunction affecting the Corporation or its assets, other than as described in Schedule "E".

         (m) Residence of Vendor - The Vendor is a resident of Canada for the purposes of the Income Tax Act (Canada).

         (n) Guarantees - The Corporation is not a party to or bound by any agreement, guarantee or indemnification of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person.

         (o) Licenses - The Corporation does not require any governmental, self-regulatory or other licence in order to carry on business.

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         (p)  Lease of Premises - The occupancy of the Location by the
              Corporation is subject to a Lease which expires on March 19, 2005, a copy of which is attached as Schedule N1. The Vendor shall be responsible for any and all claims relating to the Lease up to and including the Effective Date, but thereafter full responsibility will rest with the Corporation. In addition, the Corporation is a tenant occupying premises known municipally as Suite 1300, 69 Yonge Street, Toronto, pursuant to a lease which expires on August 31, 2003, a copy of which is attached as Schedule N2. Both of these leases are in good standing and both requires the consent of the relevant landlord in the circumstances of this transaction.

         (q) Independent Contractor Agreements - The Corporation has existing written independent contractor agreements with each of Keith Yau and Dmitry Stakhov (based on copies of each of which are attached as Schedule F1 and F2, respectively) and an oral employment agreement with Michael Reid; and will deliver to the Purchaser on or before Closing amendments to those agreements, signed by the Corporation and the named individual in form and substance as set forth in Schedules G1, G2 and G3 respectively.

         (r) Clients - The Vendor has no knowledge of the past loss or the potential future loss of any Clients whose contribution to the Corporation's revenue is material.

         (s) Trade Style - The Trade Style "TidalBeach" has not been registered by the Corporation but the Vendor is aware of no challenge, anywhere in Canada or the USA, to the Corporation's right to use such trade style. The Canadian trade mark "Skillset Training" has been issued to the Corporation and the Vendor is aware of no challenge to the Corporation's right to use such trade mark.

         (t) Employees - Attached as Schedule "H" is a list of the current employees (full-time and part-time) and independent contractors together with each individual's start date, salary or payment review date, current payment or salary, current vacation entitlement and other benefits. There are no other contract staff or outside sales representatives associated with the Corporation. There are no unions or collective bargaining agreements or entitlements affecting any of the employees and the Vendor is aware of no attempts to organize any.

         (u) Clients - Attached as Schedule "I" is a list of the current clients of the Corporation.

         (v) Ordinary Course - Until the Closing Date, the Purchased Business will be carried on as per normal, subject to the prior approval of the Purchaser.

8.00. Conditions of Closing for the Benefit of the Purchaser The Closing is subject to the following terms and conditions, all of which are for the benefit of and may be waived by the Purchaser, and all of which are to be fulfilled on or performed at or prior to the time of Closing:

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         (a)  Representations and Warranties - All representations and warranties of the Vendor contained in this Agreement are true and correct as of Closing, with the same effect as though made again at and as of that time subject only to those changes which are permitted by this Agreement, and there shall have no material adverse change in the business and affairs of the Corporation prior to the Closing.

         (b) Compliance with Agreement - All of the acts and undertakings of the Vendor set out herein have been performed.

         (c) Certificate - The Vendor shall deliver a certificate dated as at the Date of Closing certifying as to (a) and (b) above.

         (d) Legal Opinion - The Purchaser shall have been furnished with an opinion of the Vendor's counsel, dated the Closing Date (a draft of which shall be provided by the Purchaser) in respect of their knowledge as to the Corporation is duly incorporated, organized and validity subsisting under the laws of the province of Ontario with full corporate right, power and authority to carry its business in the province of Ontario as now conducted and to enter into such documentation as may be necessary to complete the transactions set out in this Agreement.

         (e) Directors & Officers - At the Closing the Directors and Officers of the Corporation shall tender their resignations, as officers, directors and employees of the Corporation and shall execute and deliver a release (as per Schedule "J" attached) of all claims which may have arisen against the Corporation in those or in any other capacities, save and except those which arise directly and expressly out of this Agreement.

         (f) Corporate Acts - At the time of Closing, all appropriate actions shall have been taken to effect the transfer of the Shares contemplated hereby including but not limited to the approval of the Board of Directors of the Corporation to the transfer of the Shares, and of the Board of Directors of the Purchaser with respect to its concurrence in this transaction.

         (g) Fire and Hazard - No substantial damage by fire or other hazard to the Location and goodwill of the Business including all documents and records of the Corporation shall have occurred prior to the Closing and if such damage does occur, the Purchaser shall have the option of completing this Agreement and accepting the proceeds of the insurance policy covering such loss or rescinding the Agreement.

         (h) Pre-closing Liabilities - Provision shall have been made for the payment for any and all Pre-closing Liabilities, of every nature, kind and description, of the Corporation (including outstanding shareholders advances from shareholders which shall be assigned to the Purchaser at no additional cost) either through payment in full or sufficient monies on deposit to cover any and all such obligations.

         (i) Non-solicitation and Non-competition Covenant - Each of the two Vendors shall provide on Closing a Non-solicitation and Non-competition Covenant as set out in Schedule "K".

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         (j)  Indemnity Covenant - The Vendor shall provide on Closing an
              Indemnity Covenant as set out in Schedule "L".

         (k)  Licence - Left Intentionally Blank.

         (l) Insurance - The Corporation shall be covered by the Insurance Policy, details of which are attached hereto as Schedule "M".

         (m)  Employees - Left Intentionally Blank.

         (n) Amended Independent Contractor Agreements - The Vendor Michael Reid and the two other named individuals shall have signed the Amended Independent Contractor Agreements referred to in Section 7(q).

         (o) Leases - Landlord's approval has been provided with respect to the leases referred to in paragraph 7(p).

         (p) Actual Revenue - The Purchaser's investigation of the books and records of the Corporation shall have confirmed to the satisfaction of the Purchaser that they reflect actual revenue of at least the amount which, when annualized, will meet or exceed the revenue reflected in Schedules A and B, once annualized where necessary.

         (q) Board Approval - The Purchaser's Board of Directors must approve of this transaction, and all component parts of it.

9. Conditions of Closing for the Benefit of the Vendor The Closing is subject to the following terms and conditions, all of which are for the benefit of and may be waived by the Vendor and all of which are to be fulfilled on or performed at or prior to the time of Closing:

         (a) Representations and Warranties - All Representations and Warranties of the Purchaser contained in this Agreement are true and correct as of the time of Closing with the same effect as though made again at and as of that time subject only to those changes which are permitted by this Agreement.

         (b) Compliance with Agreement - All of the acts and undertakings of the Purchaser set out herein have been performed.

         (c) Certificate - The Purchaser shall deliver a certificate dated as at the Date of Closing certifying as to (a) above.

10.00.   Closing Arrangements

         i) Deliveries by the Purchaser The Purchaser agrees to deliver the following on the Closing Date:

              (a) a certified copy of the resolution authorizing the issuance of the shares referred to in Section 3(a); and

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              (b)    the Certificate as set out in Section 9(c).

         ii) Closing Deliveries by the Vendor The Vendor agrees to deliver the following on the Closing Date:

              (a) Transfer of Shares duly endorsed to the Purchaser or such nominee as the Purchaser may direct;

              (b)    Resignation of Officers and Directors;

              (c)    the Certificate as set out in Section 8 (c);

              (d) All other documents referred to herein as being required of the Vendor, or its responsibility to produce.

         iii) Time and Place The Closing shall take place at the offices of Heifetz, Crozier, Law, solicitors for the Purchaser at 2:00 p.m. or such other time as the parties mutually agree. Time to be of the essence.

11.00. Rescission of Agreement In the event that any of the conditions enumerated in this Agreement shall not be fulfilled or performed at or prior to the Closing, the Purchaser or the Vendor in whose favour the condition was inserted as the case may be, may rescind this Agreement by notice to the other. In such event, the party giving notice shall thereupon be released from all obligations hereunder, and, unless such party can establish that the condition or conditions for the nonfulfillment or nonperformance of which it has rescinded this Agreement are reasonably capable of being fulfilled or performed by the other party, then the other party also shall be released from all obligations hereunder.

12.00. Survival of Representations and Warranties All representations, warranties, covenants, undertakings, indemnities and agreements made by any of the parties in or pursuant to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party shall not be considered waived by consummation of the Closing notwithstanding knowledge of any breach. Representations and warranties made by any of the parties in or pursuant to the Agreement shall however only survive the Closing for a period of one (1) years, except insofar as they relate to income tax obligations, which representations and warranties shall survive seven (7) years.

13.00. Investigation The parties acknowledge the importance of the representations of sales, revenue, expenses, clientele and operations to the Purchaser. Between the date of the signing of this Agreement and the Closing Date, the Vendor will allow reasonable access to the Purchaser and his representative during normal business hours to examine the books and records of the corporation to interview the personnel that are to be retained and to receive information including client profiles pertaining to the Business and pertinent to its operation.

14.00. Notice Any notice or document required or permitted to be given hereunder shall be in writing and may be given by delivering same, or sending the same by telegram, telex, facsimile or other similar means of telecommunications or by prepaid ordinary mail addressed to the party at the address set out on the face page of this Agreement. Notice so mailed shall be deemed to have been given and received on the fifth business day after deposit in a post off ice or public letter box, except in the event of an interruption in postal service, in which case, notice shall not be given by mail. Notice given by telegram, telex, facsimile or other similar means of telecommunications shall be deemed to have been given and received on the first business day after the sending of such notice. Notice given by delivery shall be deemed to have been given and received on the date it is delivered. Any party to this Agreement may change their address for service from time to time by notice given in accordance with the foregoing. For purposes of this Agreement, notices to the Vendor shall be addressed to:

                      Michael Reid and Bernadette Reid
                      2383 Conquest Drive
                      Mississauga, Ontario
                      L5C 2Z1

         and in the case of the Purchaser to:

                      505 - 55 University Avenue        704-55 University Avenue
                      Toronto, Ontario            AND   Toronto, Ontario
                      M5J 2H7                           M5J 2H7

15.00. Binding Effect This Agreement shall bind and benefit the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

16.00. Entire Agreement This Agreement sets forth the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements. There are not and shall not be any oral statements, representations, warranties, undertakings or agreements among the parties.

17.00. Further Assurances The parties hereto agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

18.00. Applicable Law This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereto do hereby irrevocably attorn to the jurisdiction of the Courts of the Province of Ontario.

19.00. Severability If any provision of this agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall be ineffective only to the extent of such restrictions, prohibition or unenforceability without invalidating the remaining provisions hereto and without affecting the application of such provision to other parties or circumstances.

20.00. Amendments, Waiver, etc. This Agreement shall not be amended or modified in any respect except by written instrument signed by the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

21.00. Time of Essence Time shall be of the essence of this Agreement. No waiver of any time period prescribed hereunder shall be effective unless in writing signed by the parties hereto.

22.00. Extended Meanings Words in the singular include the plural and vice versa and words importing gender include all genders.

23.00. Headings The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation hereof.

24.00. Assignment The Purchaser shall be entitled to assign this Agreement to a subsidiary, affiliate or associate, without the prior approval of the Vendor. Subject to the foregoing, this Agreement shall not be assigned by either party without the prior written consent of the other party.

25.00. Facsimile Transmission The parties agree that the acceptance of the Agreement herein may be transmitted by Facsimile machine and any initialling, witnessing and acceptance of the Agreement shall be firm and binding between all parties. The parties further agree to sign the true copies of this Agreement forthwith.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED    )
          in the presence of    )  _____________________________________________
                                )
                                )  MICHAEL REID
                                )
                                )  BERNADETTE REID
                                )
                                )  THINKPATH.COM INC.
                                )
                                )
                                )  per:  Declan French
                                )  I have the authority to bind the Corporation.